Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release

Splunk Appoints Amy Chang to Board of Directors

SAN FRANCISCO — March 11, 2015 — Splunk Inc. (NASDAQ: SPLK), provider of the leading software platform for real-time Operational Intelligence, today announced that it has appointed Amy Chang to its Board of Directors effective as of March 10, 2015.

“We are pleased to welcome Amy to the Splunk board,” said Godfrey Sullivan, Chairman and CEO, Splunk. “Amy’s extensive technical background and strategic expertise will be tremendous assets as we bring the benefits of Operational Intelligence to IT environments, large and small.”

“It is an honor to work with Splunk at such an important moment in its history,” said Chang. “Splunk’s ability to deliver meaningful analytics regardless of the source or location of the machine data is changing the big data landscape. As a member of the board, I look forward to contributing to Splunk’s success.”

Amy Chang is CEO and founder of Accompani, a next-generation networking platform for professionals. She currently serves on Informatica Corporation’s board of directors and the digital advisory council of Target Corporation, among other advisory boards. Prior to Accompani, Chang led the product team for Google’s Advertiser Measurement & Reporting efforts from 2005 to 2012. Prior to Google, she served as a key member of eBay’s Product Strategy team, where she helped set direction for strategic global initiatives. Chang began her career at McKinsey & Company. She holds a B.S. and an M.S. from Stanford University.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) provides the leading software platform for real-time Operational Intelligence. Splunk® software and cloud services enable organizations to search, monitor, analyze and visualize machine-generated big data coming from websites, applications, servers, networks, sensors and mobile devices. More than 9,000 enterprises, government agencies, universities and service providers in more than 100 countries use Splunk software to deepen business and customer understanding, mitigate cybersecurity risk, prevent fraud, improve service performance and reduce cost. Splunk products include Splunk® Enterprise, Splunk Cloud™, Hunk®, Splunk Light™, Splunk MINT Express™ and premium Splunk Apps. To learn more, please visit http://www.splunk.com/company.

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Splunk, Splunk>, Listen to Your Data, The Engine for Machine Data, Hunk, Splunk Cloud, Splunk Light, Splunk Storm, SPL, Splunk MINT Express and Splunk MINT Enterprise are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2015 Splunk Inc. All rights reserved.

For more information, please contact:

Sherry Lowe

Splunk Inc.

415-852-5529

slowe@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415-848-8476

ktinsley@splunk.com

Splunk Inc. | www.splunk.com